Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports First Quarter 2013 Results

EAST GREENVILLE, PA, April 18, 2013 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2013. Net sales were $200.6 million for the quarter, an increase of 2.0% from first quarter of 2012. Operating profit for the quarter was $10.3 million, a decrease of 33.5% when compared with $15.5 million in the first quarter of 2012. Net income for the first quarter of 2013 was $6.1 million, a decrease of 16.4% when compared with the first quarter of 2012. Diluted earnings per share was $0.13 for the quarter compared to $0.15 per share in the prior year.

"As expected, our first quarter results show slight growth which when combined with our stepped up strategic investments resulted in lower levels of profitability," commented Andrew Cogan, CEO.

"I am pleased with our progress on our strategic initiatives. In spite of our expectation now, that we will face greater revenue headwinds on the government side of our business than we originally anticipated, we remain committed to our program of investments that aim to drive a more balanced mix of business and increased revenues and margins over the longer-term, he added."

First Quarter Results

First quarter 2013 financial results highlights follow:
Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	3/31/13	3/31/12	Change

Net Sales	$200.6	$196.7	2.0%
Gross Profit	63.6	63.1	0.8%
Gross Profit %	31.7%	32.1%	(1.2)%
Operating Expenses	53.3	47.6	12.0%
Operating Profit	10.3	15.5	(33.5)%
Operating Profit %	5.1%	7.9%	(35.4)%
Net Income	6.1	7.3	(16.4)%
Earnings Per Share - Diluted	.13	.15	(13.3)%

Net sales for the quarter were $200.6 million, an increase of $3.9 million, or 2.0%, from the first quarter of 2012. Net sales for the Office segment were $137.5 million during the first quarter of 2013, a decrease of $0.8 million, or 0.6%, when compared with the first quarter of 2012. Sales in seating experienced double digit growth during the first quarter of 2013 when compared with the same period in the prior year. However, these gains were offset by a decline in office systems sales. Continued weakness in the government sector also negatively impacted sales in the Office segment. Net sales for the Studio segment were $38.4 million, an increase of $5.2 million, or 15.7%, when compared with the first quarter of 2012. Sales in the Studio segment were higher both in Europe and North America for the first quarter of 2013 when compared with the same quarter in the prior year. Net sales for the Coverings segment were $24.7 million, a decrease of $0.5 million, or 2.0%, when compared with the first quarter of 2012.

Gross profit for the first quarter of 2013 was $63.6 million, an increase of $0.5 million, or 0.8%, when compared with the same period in 2012. First quarter 2013 gross margin (gross profit as a percentage of net sales) decreased to 31.7% from 32.1% in the same quarter of 2012. The decrease in gross margin from the first quarter of 2012 resulted primarily from price erosion. Continuous improvement projects in our factories offset some of this price impact to gross margin.

Operating expenses for the first quarter of 2013 were $53.3 million, or 26.6% of sales, compared to $47.6 million, or 24.2% of sales, for the first quarter of 2012. The increase in operating expenses was in large part due to increased spending in conjunction with our announced programs of strategic investments designed to achieve our longer-term revenue and profitability goals.

Our operating profit for the first quarter of 2013 was $10.3 million, a decrease of $5.2 million, or 33.5%, when compared to the same period in 2012. The decrease in operating profit during the first quarter of 2013 is mainly attributed to increased spending associated with our announced strategic investment plans and some price erosion in the Office segment. Operating profit for the Office segment was $2.0 million in the first quarter of 2013, a decrease of $4.9 million, or 71.0% when compared with the first quarter of 2012. Operating profit for the Studio segment was $4.1 million, an increase of $0.1 million, or 2.5% when compared with the first quarter of 2012. Operating profit for the Coverings segment was $4.2 million, a decrease of $0.3 million, or 6.7% when compared to the first quarter of 2012.

During the first quarter of 2013, other (income) expense included $1.3 million of foreign exchange gains. Other income (expense) for the first quarter of 2012 included $1.8 million related to foreign exchange losses, $0.5 million of expense related to the write-off of deferred financing fees, offset by $0.1 million of miscellaneous income.

The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 39.8% for the quarter, as compared to 38.2% for the same period last year.

Net income for the first quarter 2013 was $6.1 million, or $0.13 diluted earnings per share, as compared to $7.3 million, or $0.15 per share, for the same quarter in 2012.

Cash used in operations during the first quarter 2013 was $4.1 million, compared with cash used in operations of $13.5 million the year before. Capital expenditures for the period totaled $6.6 million compared to $3.0 million in the comparable period for 2012. During the first quarter of 2013, the Company paid a quarterly dividend of $5.6 million, or $0.12 per share, compared to a quarterly dividend of $4.7 million, or $0.10 per share, in the first quarter of 2012.

"It was good to see the progress we are making in improving our working capital as we were able to improve collections and hold our outstanding debt at $193.0 million even with higher spending and flattish sales," commented Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company's results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended March 31,
Net Sales (in millions)	2013	2012

Office	$ 137.5	$ 138.3
Studio	38.4	33.2
Coverings	24.7	25.2

Total Net Sales	$200.6	$ 196.7

	Three Months Ended March 31,
Operating Profit (in millions)	2013	2012

Office	$2.0	$6.9
Studio	4.1	4.0
Coverings	4.2	4.5
Total Operating Profit	$10.3	$15.5	(1)

    Results do not add due to rounding.

Conference Call Information

Knoll will host a conference call on Thursday, April 18, 2013 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 877 415-3182

International 857 244-7325

Passcode 15177961

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 25, 2013 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode:76121354).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry and our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Net Sales	$200,586	$196,662
Cost of sales	136,959	133,609

Gross profit	63,627	63,053
Selling, general, and administrative expenses	53,333	47,601

Operating profit	10,294	15,452
Interest expense	1,495	1,506
Other (income) expense, net	(1,291)	2,200

Income before income tax expense	10,090	11,746
Income tax expense	4,016	4,489

Net income	$6,074	$7,257
Earnings per share:
Basic	$.13	$.16
Diluted	$.13	$.15
Weighted-average shares outstanding:
Basic	46,833,216	46,496,144
Diluted	47,572,486	47,095,990

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,701	$29,956
Customer receivables, net	89,935	105,877
Inventories	96,817	98,195
Prepaid and other current assets	26,403	24,494

Total current assets	225,856	258,522
Property, plant, and equipment, net	127,285	124,838
Intangible assets, net	302,938	302,830
Other noncurrent assets	8,577	8,863

Total Assets	$664,656	$695,053
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	67,781	83,600
Other current liabilities	75,389	92,345

Total current liabilities	143,170	175,945
Long-term debt	193,000	193,000
Other noncurrent liabilities	139,738	138,008

Total liabilities	475,908	506,953

Stockholders' equity	188,748	188,100

Total Liabilities and Stockholders' Equity	$664,656	$695,053

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Net income	$6,074	$7,257

Cash Flows used in Operating Activities	(4,133)	(13,520)

Cash Flows used in Investing Activities	(6,901)	(9,167)

Cash Flows (used in) provided by Financing Activities	(5,643)	5,738

Effect of exchange rate changes on cash and cash equivalents	(578)	434

Decrease in cash and cash equivalents	(17,255)	(16,515)

Cash and cash equivalents at beginning of period	29,956	28,263

Cash and cash equivalents at end of period	$12,701	$11,748